Exhibit 8.2

Ronald W. Wells

(404) 815-3764

Direct Fax: (404) 685-7064

E-Mail: rwells@sgrlaw.com

October 18, 2004

First National Bankshares of Florida, Inc.

2150 Goodlette Road North

Naples, Florida 34102

Re:	Merger of First National Bankshares of Florida, Inc. with and into Fifth Third Financial Corporation pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 22, 2004, by and among Fifth Third Bancorp, Fifth Third Financial Corporation and First National Bankshares

Ladies/Gentlemen:

We have acted as special counsel to First National Bankshares of Florida, Inc. (“First National Bankshares”) in connection with the proposed merger (the “Merger”) of First National Bankshares with and into Fifth Third Financial Corporation (“Fifth Third Financial”), a wholly owned subsidiary of Fifth Third Bancorp, pursuant to the terms of and as described in that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 22, 2004, by and among Fifth Third Bancorp, Fifth Third Financial and First National Bankshares described in the Fifth Third Bancorp Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Registration Statement”). At your request, in connection with the filing by Fifth Third Bancorp of the Registration Statement and the Proxy Statement-Prospectus of First National Bankshares and Fifth Third Bancorp (the “Proxy Statement-Prospectus”) included as part of the Registration Statement and pursuant to the requirement set forth in Section 7.2(c) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Proxy Statement-Prospectus.

For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates by officers of Fifth Third Bancorp and First National Bankshares, in each case without independent verification thereof. With the consent of Fifth Third Bancorp and First National Bankshares, we have relied on the accuracy and completeness of the statements and representations contained in such certificates and have assumed that such certificates will be complete and accurate as of the Effective Time. Nothing has come to our attention that causes us to doubt the accuracy and completeness of the statements and representations contained in such certificates. We have assumed that any

October 18, 2004

representation or statement qualified by “the best of knowledge” of the party making such representation or statement, or by any similar qualification, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We have also relied on the accuracy and completeness of the Proxy Statement-Prospectus.

For purposes of this opinion, we have assumed that the shares of First National Bankshares Common Stock constitute capital assets in the hands of each holder thereof, the Merger will be consummated according to the Merger Agreement, and the Merger will qualify as a statutory merger under applicable state law.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

(1) The Merger will constitute a reorganization under Code §368(a).

(2) First National Bankshares, Fifth Third Financial and Fifth Third Bancorp will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

(3) No gain or loss will be recognized by holders of First National Bankshares Common Stock who exchange their First National Bankshares Common Stock for Fifth Third Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Fifth Third Common Stock).

(4) The tax basis of the Fifth Third Common Stock received (including fractional shares deemed received and redeemed) by holders of First National Bankshares Common Stock who exchange their First National Bankshares Common Stock for Fifth Third Common Stock in the Merger will be the same as the tax basis of the First National Bankshares Common Stock surrendered in exchange for the Fifth Third Common Stock (reduced by an amount allocable to a fractional share interest in Fifth Third Common Stock deemed received and redeemed).

(5) The holding period of the Fifth Third Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange their First National Bankshares Common Stock for Fifth Third Common Stock in the Merger will be the same as the holding period of the First National Bankshares Common Stock surrendered in exchange therefor, provided that such First National Bankshares Common Stock is held as a capital asset at the Effective Time.

The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

No opinion is expressed with respect to any of the following:

(i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

(ii) The state, local or foreign tax consequences of any aspect of the Merger; or

(iii) The federal income tax consequences of any aspect of the Merger to holders of First National Bankshares Common Stock who are subject to special tax treatment for federal income tax purposes, including among others, insurance companies, tax exempt entities and foreign taxpayers, or to holders of warrants or options to purchase First National Bankshares Common Stock, if any, which are exchanged for or converted into options or warrants to acquire Fifth Third Bancorp Common Stock.

October 18, 2004

The shareholders of First National Bankshares are entitled to rely on the opinions set forth herein for purposes of approving the Merger. Except as set forth in the preceding sentence, the opinions set forth herein are addressed only to, and may be relied upon only by, the addressee hereof, and only in connection with the transactions contemplated by the Merger Agreement, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with the prior written consent of this law firm.

We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Registration Statement. In giving this opinion and the foregoing consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

Ronald W. Wells